EXHIBIT 4.2


                      APPOINTMENT AND ASSUMPTION AGREEMENT


        THIS AGREEMENT, made and entered into as of this 17th day of December, 2001, by and among LaSalle Bank National Association, a national banking association (the "Successor Rights Agent"), and AMERICAN MEDICAL SECURITY GROUP, INC., a Wisconsin corporation (the "Company").

                              W I T N E S S E T H:

        WHEREAS, the Company has terminated the appointment of Firstar, N.A., (the "Prior Rights Agent") as rights agent under that certain shareholder rights agreement dated August 9, 2001 (the "Rights Agreement"), a copy of which is attached hereto as Exhibit A; and

        WHEREAS, the Company desires to appoint the Successor Rights Agent as the rights agent under the Rights Agreement and the Successor Rights Agent desires to accept such appointment.

        NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto promise and agree as follows:

        1. Appointment. The Company hereby appoints the Successor Rights Agent as the rights agent pursuant to the Rights Agreement. The appointment shall be effective as of January 1, 2002 (the "Appointment Date"). Upon and after the Appointment Date, the Successor Rights Agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named rights agent under the Rights Agreement without further act or deed.

        2. Acceptance of Appointment. The Successor Rights Agent acknowledges that it has reviewed the Rights Agreement, and it understands its powers, rights, duties and responsibilities pursuant thereto. The Successor Rights Agent hereby accepts its appointment as rights agent and agrees to perform its duties and responsibilities as such in accordance with the terms of this Agreement and the Rights Agreement.

3. Representations and Warranties. The Successor Rights Agent hereby represents and warrants that it: (a) is a corporation organized and doing business under the laws of the United States or of the State of Wisconsin, is authorized under such laws to exercise corporate trust or stock transfer powers, and is subject to supervision or examination by federal or state authority; (b) is in good standing, has an office in the State of Wisconsin, and has at the time of its appointment as Rights Agent a combined capital and surplus of at least $50 million; and (c) is fully and completely qualified to perform the duties and responsibilities of rights agent as set forth in the Rights Agreement.

4. Further Documents. The Company and the Successor Rights Agent hereby agree to execute such further and additional documents as may be necessary to complete the Successor Rights Agent's appointment as rights agent.

5. Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, successors, assigns and legal representatives.

6. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same Agreement.

7. Wisconsin Law. This Agreement and all questions arising in connection herewith shall be governed by and construed in accordance with the internal laws of the State of Wisconsin.

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        IN WITNESS WHEREOF, the parties have executed this Agreement as of the day, month and year first above written.

                                        COMPANY:

                                        AMERICAN MEDICAL SECURITY GROUP, INC.


                                        By:  /s/ Gary D. Guengerich
                                        Executive Vice President, CFO and
                                        Treasurer




                                        SUCCESSOR RIGHTS AGENT:

                                        LASALLE BANK NATIONAL ASSOCIATION


                                        By:  /s/ Gregory Melatia
                                        First Vice President